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                                                                   EXHIBIT 99.1

                              [LOGO: GALILEO NEWS]

FROM:  L.B. STAUFFER
       PORTER, LE VAY & ROSE, INC.
       (212) 564-4700

COMPANY WILLIAM T. HANLEY
CONTACT: PRESIDENT/CEO

                                                      FOR IMMEDIATE RELEASE

           GALILEO ELECTRO-OPTICS AGREES TO ACQUIRE LEISEGANG MEDICAL

      STURBRIDGE, MA, JULY 22 -- Galileo Electro-Optics Corporation (NASDAQ, NM:
GAEO) announced today that it has signed a definitive agreement to acquire Leisegang Medical Inc. for 269,923 shares of Galileo stock. The transaction, which will be accounted for as a pooling of interests, is expected to be consummated in Galileo's fourth fiscal quarter.

      Leisegang Medical, headquartered in Boca Raton, FL, is a privately-held distributor and manufacturer of OB/GYN diagnostic and surgical equipment with annual sales of $6.5 million. Included in its product line are colposcopes produced by Leisegang GmbH, a related company based in Berlin, Germany, that is the world's largest and oldest manufacturer of colposcopes and accessories. The products are sold to OB/GYN doctors' offices and hospitals through an internal sales force and by manufacturers' representatives.



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  Galileo Corporation   Galileo Park   P.O. Box 550   Sturbridge, MA 01566 USA
                     TEL. (508) 347-9191  FAX (508) 347-3849
                World Wide Web Site: http://www.galileocorp.com



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     William T. Hanley, president and chief executive officer of Galileo, noted
that Leisegang is well known and highly respected in the gynecological equipment market, estimated to be $200 million annually, and is a leader in sales to doctors' offices. In addition to colposcopes, its products include biopsy instruments, ultrasound, video equipment, laser and electro-surgical systems and accessories, cryosurgery equipment, surgical instruments, rigid and flexible hysteroscopes, bone densitometers and fetal heart monitors.

     "This acquisition will enable Galileo to participate immediately in a market that is growing at 15 to 20 percent per year, and is expected to benefit significantly from the trend toward minimally invasive surgery and office-based procedures. It will also provide Galileo with new distribution channels that can enhance the brand name recognition and market penetration of our medical imaging and sensing products," Hanley added.

     W. Kip Speyer, president of Leisegang Medical, commented, "We look forward to joining the Galileo team, which has the complementary products, manufacturing capacity and product development skills to maximize the opportunities for both our companies."

     Galileo Electro-Optics Corporation develops, manufactures and markets fiberoptics and electro-optics components, assemblies and systems which transmit, sense or intensify light or images. Galileo's products are sold primarily to OEMs for applications in electronic imaging, analytical instruments, office equipment, medical instrumentation and process analysis. The company recently announced a joint distribution agreement with Fujikura America, Inc., under which Galileo will distribute Fujikura's high pixel count optical fiber for endoscopic medical devices in the U.S., its territories and Puerto Rico.

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     Detailed information about Galileo can be found on its World Wide Web page on the Internet at http://www.galileocorp.com.



1996